Exhibit 99.01
Diamond Foods reports record third quarter and raises guidance
•	Non-GAAP earnings grew 128%;

•	Retail sales grew 39%;

•	Raises guidance for 2010 and 2011.
SAN FRANCISCO, CA., May 27, 2010 – Diamond Foods, Inc. (NASDAQ: DMND) today reported record financial results for its third quarter of fiscal 2010.
For the three months ended April 30, 2010 non-GAAP diluted earnings (loss) per share (EPS) was $0.30 and non-GAAP net income was $6.2 million, 128 percent above the prior year’s net income. On a GAAP basis, EPS was $(0.22) compared to $0.16 for the prior year’s comparable period due to costs associated with the acquisition of Kettle Foods. These costs totaled $12.4M and included M&A advisory fees, bridge financing fees, legal and debt extinguishment costs.
“Our base business performed very well during the quarter, and we’ve made excellent progress in integrating Kettle Foods,” said Michael J. Mendes, Chairman, President and CEO. “Based on our strong overall performance, we have increased guidance for the second half of fiscal year 2010 as well as 2011.”
Corporate Highlights
•	On March 31, 2010, we completed the acquisition of Kettle Foods. The purchase was funded by a combination of cash on hand, a new $600 million credit facility and the net proceeds from the issuance of 5.2 million shares completed on March 10.

•	For the 12 weeks ended April 17, 2010 in the U.S.[1], Emerald’s dollar sales in grocery stores grew 55 percent and drove a 280 basis point market share gain to 10.2 percent. Pop Secret’s market share improved 170 basis points to 25.4 percent, and Kettle’s dollar sales grew 18 percent with market share improving 30 basis points to 3.4 percent. In the U.K., Kettle’s sales grew 6 percent and market share improved 10 basis points to 4.1 percent.[2]

•	Outside of the grocery channel, Pop Secret gained important new distribution at two retailers in the mass merchandise channel, with shipments beginning in May.

•	Adjusted EBITDA grew 41 percent to $13.5 million.

•	A quarterly dividend of $0.045 per share was paid on May 4, 2010 to shareholders of record as of April 22, 2010.
1 Source: Nielsen U.S. Food Stores; 2 Source: Nielsen EPOS Total Market

Financial Results
Net sales during the quarter grew 25 percent to $138.7 million as a result of strong performance of our retail brands. Total retail net sales, which included one month of Kettle sales in this year’s numbers, grew 39 percent and snack sales grew 62 percent. Excluding Kettle, retail net sales grew 14 percent. Fiscal year-to-date net sales grew 10 percent to $503.5 million.
For the quarter, gross profit as a percentage of net sales was 22.4 percent compared to the prior year quarter’s 24.9 percent, primarily as a result of heavier slotting and promotional support for Emerald and Pop Secret, and the lag between commodity cost changes and selective price increases taking effect. For the first nine months of the fiscal year, gross profit as a percentage of net sales was 23.3 percent, 80 basis points above the prior year comparable period’s 22.5 percent. The beneficial effect of greater scale in snacks, manufacturing efficiency initiatives and the elimination of low margin SKUs outweighed the impact from the increase in non-retail sales and heavier slotting and promotional support. “We were prudent in managing culinary nut sales by selectively raising selling prices to offset commodity cost increases,” said Steven Neil, Executive Vice President, Chief Financial and Administrative Officer.
Selling, general and administrative expense (SG&A) was $15.2 million during the quarter, and SG&A as a percentage of net sales was 10.9 percent compared to 11.3 percent during the prior year’s quarter. Fiscal year-to-date SG&A was $44.0 million, or 8.7 percent of net sales compared to 9.7 percent of net sales during the prior year’s period. In both cases, the decrease as a percentage of net sales was primarily driven by costs during the prior year associated with the Pop Secret acquisition and greater scale in the snack aisle during the current year.
Advertising expense for fiscal year-to-date was $26.0 million, 23 percent above the prior year’s level of $21.1 million and consistent with our updated full year guidance.
For the nine months ended April 30, 2010, the effective tax rate was 37.1 percent, reflecting a favorable impact from the influence of certain tax rate jurisdictions that Kettle operates in, partially offset by the non-deductibility of some of the Kettle acquisition costs.
As of April 30, 2010, total debt was $558.5 million.

Financial Outlook
Previously we said that fiscal 2010 combined third and fourth fiscal quarter non-GAAP EPS was expected to be $0.47 — $0.50. With this quarter’s strong EPS results of $0.30, we now expect to generate second half non-GAAP EPS of between $0.55 and $0.57, implying the fourth fiscal quarter will be in the range of $0.25 to $0.27. This implies net income growth of between 30 percent and 40 percent over the comparable prior year period.
We are also increasing our fiscal 2010 guidance on advertising spending from $29-34 million to $32 million to $35 million in support of our snack portfolio.
For Fiscal 2011, we are now raising our EPS guidance by $0.10 per share to a range from $2.35 to $2.45. This implies net income growth of between 49 percent and 53 percent over fiscal 2010’s guidance.
Conference Call
Diamond will host an investor conference call and web cast today, May 27, 2010, at 4:30 p.m. Eastern Time to discuss these results. To participate in the call via telephone, dial 800-208-1332 from the U.S./Canada or 913-312-1394 elsewhere and enter a confirmation code of 1471-872. In order to listen to the call over the internet, visit our website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on our website or via telephone. The latter will begin at 6:30 p.m. Eastern Time on May 27, 2010, and remain available through 7:30 p.m. Eastern Time on June 3, 2010. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Summary
Net Sales by Product Line:

	Three months ended			Nine months ended
		April 30,			April 30,
(in thousands)	2010	2009	% Prior Year	2010	2009	% Prior Year

Snack	$78,593	$48,464	62%	$196,306	$134,155	46%
Culinary	46,798	42,162	11%	175,040	204,169	-14%
In-shell	695	349	99%	31,144	33,934	-8%

Total retail	126,086	90,975	39%	402,490	372,258	8%

International	6,287	13,014	-52%	65,445	57,211	14%
Ingredient/Food Service	5,933	6,526	-9%	33,575	25,732	30%
Other	428	495	-14%	2,034	1,923	6%

Total non-retail	12,648	20,035	-37%	101,054	84,866	19%

Total	$138,734	$111,010	25%	$503,544	$457,124	10%

Summarized Statement of Operations:

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$138,734	$111,010	$503,544	$457,124
Cost of sales	107,641	83,366	386,382	354,445

Gross profit	31,093	27,644	117,162	102,679
Operating expenses:
Selling, general and administrative	15,186	12,545	44,021	44,231
Advertising	7,582	9,045	26,024	21,105
Acquisition related expenses	10,223	—	10,223	—

Total operating expenses	32,991	21,590	80,268	65,336

Income (loss) from operations	(1,898)	6,054	36,894	37,343
Other expense, net	1,849	—	1,849	898
Interest expense, net	1,908	1,294	4,072	4,900

Income (loss) before income taxes	(5,655)	4,760	30,973	31,545
Income taxes (benefit)	(1,382)	2,060	11,502	12,005

Net income (loss)	$(4,273)	$2,700	$19,471	$19,540

Earnings (loss) per share:
Basic	$(0.22)	$0.16	$1.11	$1.19
Diluted	$(0.22)	$0.16	$1.07	$1.17
Shares used to compute earnings per share:
Basic	19,313	16,022	17,272	16,020
Diluted	19,313	16,345	17,793	16,374
Summarized Balance Sheet Data:

	April 30,
(in thousands)	2010	2009

Cash & equivalents	$5,416	$1,508
Trade Receivables, net	71,983	41,703
Inventories	157,498	120,238
Current assets	260,071	179,166
PP&E, net	117,030	50,034
Other intangible assets, net	476,068	99,607
Goodwill	382,420	77,916
Current liabilities, excluding debt	154,791	110,919
Total debt	558,500	125,625
Shareholder’s equity	372,824	169,361

Non-GAAP Financial Information
We have provided the following non-GAAP financial information for the three and nine months ended April 30, 2010 and 2009.
Reconciliation of income (loss) before income taxes to non-GAAP EPS:

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

GAAP income (loss) before income taxes	$(5,655)	$4,760	$30,973	$31,545
Adjustments to remove loss on extinguishment of debt, fees for tax projects and other credits	1,849	—	2,324	898
Adjustments to remove costs associated with Kettle Foods acquisition	10,535	—	10,535	—

Non-GAAP income before income taxes	6,729	4,760	43,832	32,443

GAAP income taxes (benefit)	(1,382)	2,060	11,502	12,005
Adjustment for tax effect of Non-GAAP adjustments	1,958	—	3,089	366

Non-GAAP income taxes	576	2,060	14,591	12,371
Non-GAAP net income	$6,153	$2,700	$29,241	$20,072

Non-GAAP EPS-diluted	$0.30	$0.16	$1.61	$1.20
Shares used in computing Non-GAAP EPS-diluted *	20,308	16,732	18,130	16,718

*	Includes shares associated with participating securities
Reconciliation of net income to Adjusted EBITDA:

	Three months ended		Nine months ended
	April 30		April 30,
(in thousands)	2010	2009	2010	2009

Net income (loss)	$(4,273)	$2,700	$19,471	$19,540
Income taxes (benefit)	(1,382)	2,060	11,502	12,005

Income (loss) before income taxes	(5,655)	4,760	30,973	31,545
Other expense, net	1,849	—	1,849	898
Interest expense, net	1,908	1,294	4,072	4,900

Income (loss) from operations	(1,898)	6,054	36,894	37,343
Acquisition related expenses included in operating expenses and cost of goods sold	10,535	—	10,535	—
Stock-based compensation expense	734	831	2,135	2,998
Selling, general and administrative	—	—	475	—
Depreciation and amortization	4,153	2,675	9,585	7,509

Adjusted EBITDA	$13,524	$9,560	$59,624	$47,850

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	In the first quarter of fiscal 2009, an early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is not indicative of ongoing operations.

•	In the first quarter of fiscal 2009, a $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of a cogeneration power facility in 2005. Diamond excluded this gain since it is not reflective of the operating results on an ongoing basis.

•	In the second quarter of fiscal 2010, $0.5 million in fees were incurred primarily to achieve $1 million in various prior period R&D and other tax credits, including costs to file amended tax returns.

•	In the third quarter of fiscal 2010, $12.4 million in costs were incurred as a result of the acquisition of Kettle Foods. Other expense included $1.85 million in early extinguishment charges from our prior credit facility, and $10.2 million in costs linked to the transaction execution, such as legal and accounting fees, bridge financing costs and advisory fees. Additionally, Cost of Goods Sold included $0.3 million in inventory step-up charges.

•	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned debt early termination fee and sale of emission credits. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” “would” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond Foods is a high-growth innovative packaged food company focused on building, acquiring and energizing brands including Kettle chips, Emerald® snacks, Pop Secret® popcorn, and Diamond of California® culinary and snack nuts. Our products are distributed in a wide range of stores where snacks and culinary nuts are sold.
Corporate Web Site: www.Diamondfoods.com
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Contacts

Investors:	Media:
Bob Philipps	Michael Altfest
Treasurer, VP Investor Relations	Account Supervisor
(415) 445-7426	Edelman
bphilipps@diamondfoods.com	Michael.altfest@edelman.com
415-486-3244